Exhibit 8.1

BAKER DONELSON CENTER, SUITE 800 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219 PHONE: 615.726.5600 FAX: 615.726.0464
www.bakerdonelson.com

STEVEN K. WOOD

DIRECT DIAL: (615) 726-5679

DIRECT FAX: (615) 744-5679

E-MAIL ADDRESS: skwood@bakerdonelson.com

January 24, 2018

Franklin Financial Network, Inc.

722 Columbia Avenue

Franklin, Tennessee 37064

Civic Bank & Trust

3325 West End Avenue

Nashville, Tennessee 37203

Re:	Franklin Financial Network, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (“Baker Donelson”) has acted as counsel to Franklin Financial Network, Inc., a Tennessee corporation (“FFN”), in connection with the proposed merger (the “Merger”) of Civic Bank & Trust, a Tennessee corporation (“Civic”), with and into Franklin Synergy Bank, a Tennessee corporation and wholly owned subsidiary of FFN (“FSB”). The Merger is pursuant to an Agreement and Plan of Reorganization and Bank Merger executed as of December 14, 2015, by and among FFN, FSB, and Civic, as amended by Amendment No. 1 thereto, dated May 9, 2016, Amendment No. 2 thereto, dated March 30, 2017, and Amendment No. 3 thereto, dated September 29, 2017 (the “Merger Agreement”), as described in Amendment No. 1 to the Registration Statement on Form S-4 in the form filed by FFN with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). Unless otherwise indicated, each defined term has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement; (ii) each of the parties to the Merger Agreement will comply with the reporting obligations with respect to the Merger under the Code and the Treasury Regulations; and (iii) the information set forth in the Registration Statement is accurate and complete; and (iv) the factual representations made to us by FFN, FSB, and Civic, or that will be made, in their

Franklin Financial Network, Inc.

Civic Bank & Trust

January 24, 2018

respective letters delivered to us for purposes of our opinion are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time of the Merger and any representations qualified as to knowledge or belief or otherwise are and will be accurate and complete as if made without such qualification.

In our opinion, the disclosure set forth in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material United States federal income tax consequences of the Merger. Furthermore, in our opinion (a) the Merger will constitute a “reorganization” under Section 368(a) of the Code, and FFN, FSB, and Civic will each be a party to a reorganization under Section 368(b) of the Code, (b) no gain or loss will be recognized by FFN, FSB, and Civic as a result of the Merger, and (c) Civic shareholders will recognize no gain or loss for shares of FFN common stock they receive in the Merger in exchange for their shares of Civic common stock, except with respect to cash received in lieu of fractional shares of FFN common stock and with respect to cash paid for any dissenting shares.

The opinion expressed herein is based upon the Code, Treasury Regulations (including Temporary and Proposed Regulations) promulgated thereunder, existing judicial authority, and current administrative rulings and procedures issued by the Internal Revenue Service and the judicial and administrative interpretations thereof, each as published as of the date hereof, all of which are subject to change, with or without retroactive effect, by legislation, administrative action, or judicial decisions. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from FFN, FSB, and Civic referred to above. Our opinion cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from FFN, FSB, and Civic referred to above are, or later become, inaccurate. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any statement, representation or assumption herein to be no longer accurate. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Material United States Federal Income Tax Consequences of the Merger.” In giving such consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
BAKER DONELSON BEARMAN CALDWELL & BERKOWITZ, PC